                                                            Exhibit 8(a)(2)

                                    AMENDMENT

                                     TO THE

                 TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY AND

                     SHAREHOLDER SERVICING AGENCY AGREEMENT

        WHEREAS, Financial Data Services, Inc. ("FDS") and Merrill Lynch Disciplined Equity Fund, Inc. (the "Fund"), on behalf of itself and certain of its series, entered into a Transfer Agency, Dividend Disbursing Agency and Shareholder Servicing Agency Agreement, as amended (the "Agreement"); and


        WHEREAS, the parties hereto desire to amend the Agreement to reflect changes in compensation payable to FDS for certain services under the Agreement.

        NOW, THEREFORE, FDS and the Fund hereby amend the Agreement as follows:

        The parties agree that the compensation payable in connection with certain accounts will be modified. Pursuant to Section 4 of the Agreement, the compensation payable to FDS on services for such accounts is set forth in the Amended and Restated Schedule of Fees attached to this Amendment, which shall become a part of the Agreement and shall be effective as of December 1, 2001.

        IN WITNESS HEREOF, the parties hereto have executed this Amendment as of this lst day of December, 2001.

--------------------------------------

By:/s/Donald C. Burke
   -------------------------
Name:  Donald C. Burke
Title: Treasurer



FINANCIAL DATA SERVICES, INC.

By:/s/Sharon L. Hockersmith
   --------------------------
Name:  Sharon L. Hockersmith
Title: Vice President

                              AMENDED AND RESTATED

                                SCHEDULE OF FEES

                           MERRILL LYNCH MUTUAL FUNDS

Transfer Agency and Record-keeping Fees:

The Fund shall pay monthly the following transfer agency and record-keeping fees to FDS, unless otherwise noted:

                                                     Annual Account Fee
            Distribution Channel                   Class A & D     Class B&C

Proprietary Retail/1/                                  $16            $19
Third Part/2/                                          $16            $19
Direct Account                                         $20            $23
MFA ERISA/3/                                          0.10%           0.10%
RG Recordkept Plans/4/                                 $16            $19
ML Connect Network Plans/5/                            $16            $19


NOTES:

 I. Shares are sold through Mcmli Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), excluding MFA ERJSA accounts. Certain MLPF&S fee-based program accounts are subject to separately negotiated transfer agency and record-keeping fees.

 2. Shares are sold through broker-dealers other than MLPF&S.

 3. Shares are held through the MLPF&S MFA (Mutual Fund Advisor) program, or any other fee-based program, in accounts requinng equalization under ERISA. Fees are calculated based on average daily net assets.

 4. Shares are sold to participants of a defined benefit or defined contribution plan (a Plan) that is recordkept by Merrill Lynch.

 5. Shares are sold to participants of a Plan for which a third-party administrator (currently BISYS, Paychex, inc., Invesco Retirement, Inc., MFS and Oppenheimer Funds) is the record-keeper pursuant to certain agreements with Merrill Lynch.

 6. Fees apply to accounts that are active for any portion of a month.

Out-of-Pocket Expenses:

The Fund shall pay the following out-of-pocket costs incurred by FDS:

        . Postage
        . Special Mail processing expenses, including, but not limited to, postal presort, householding, exception extract, and duplicate elimination)
        . Envelopes/stationary
        . Record storage and retrieval
        . Telephone (local and long distance)
        . Pre-authorized checks
        . Returned check fees/charges and other similar fees/charges
        . Handling costs or similar supplemental charges imposed by ADP or other vendor delivering goods and services related to the Agreement
        . Fed wire charges, excluding wires to/from Fund custody accounts
        . Forms
        . Any other costs as mutually agreed by the parties

Estimated miscellaneous out-of-pocket expenses are paid monthly based on an annualized rate of $0.04 per account. This estimated expense rate may be increased or decreased periodically, as necessary, to more accurately reflect anticipated actual expenses. On a semi-annual basis, the actual miscellaneous out-of-pocket expenses incurred will be compared to the estimated out-of-pocket expense paid. The appropriate adjustment will be made by FDS Finance or MLIM Accounts Payable at that time.

Extraordinarv Expenses:

The fees and expense reimbursements described above do not cover extraordinary services, including, but not limited to, administration of a merger or liquidation. Fees and expense reimbursements in connection with extraordinary set-vices will be mutually agreed by the parties prior to the performance of such services.